EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-212117) pertaining to the 2016 Senior Debt Securities of AmeriGas Partners, L.P. and AmeriGas Finance Corp.;

2)	Registration Statement (Form S-8 No. 333-168604) pertaining to the 2010 Long-Term Incentive Plan of AmeriGas Partners, L.P., and

3)	Registration Statement (Form S-8 No. 333-104939) pertaining to the 2000 Long-Term Incentive Plan of AmeriGas Partners, L.P.,

of our reports dated November 21, 2017, with respect to the consolidated financial statements and schedules of AmeriGas Partners, L.P. and the effectiveness of internal control over financial reporting of AmeriGas Partners, L.P. included in this Annual Report (Form 10-K) of AmeriGas Partners, L.P. for the year ended September 30, 2017.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
November 21, 2017